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                                                  Exhibit 99

January 27, 1997 -ST. PAUL OPERATING EARNINGS DOWN IN WAKE
                  OF SECOND-WORST STORM YEAR IN COMPANY HISTORY

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) today reported operating earnings from continuing operations of $414.8 million, or $4.55 per share, for 1996, compared with $481.5 million, or $5.25 per share, for 1995.

     "Our operating earnings were adversely impacted by 1996 catastrophe losses of $207 million - second only to 1992, when Hurricane Andrew devastated the southeastern coast," said Douglas W. Leatherdale, chairman and chief executive officer.

     "However, our results were aided by the excellent performance of our investment portfolio. Pretax investment income exceeded $800 million for the year. We also generated record after-tax gains of $143 million from the sale of investments."

     Net income for 1996 was $450.1 million, or $4.93 per share, compared with net income of $521.2 million, or $5.68 per share, for 1995. 1996 net income included after-tax realized investment gains of $143.1 million, or $1.55 per share, compared with $56.3 million, or $0.61 per share, in 1995.

     The St. Paul's insurance brokerage segment, The Minet
Group, was reclassified to discontinued operations in the fourth quarter after The St. Paul's decision to exit the brokerage business. Thus, 1996 net income also includes an after-tax loss of $107.8 million, or ($1.17) per share, compared with the previous year's loss of $16.6 million, or ($0.18) per share, from discontinued operations.

     "The insurance industry marketplace remains highly competitive," Leatherdale said. "Still, our domestic underwriting operation's performance was satisfactory, in light of unusually severe catastrophe losses. Our reinsurance and international underwriting operations also generated acceptable returns in 1996."

     The St. Paul Companies' 78% share of The John Nuveen
Company's pretax earnings was a record $92 million.

     "Our shareholders' equity grew to $4 billion - a new high. Book value at year-end stood at $47.93, up from $44.29 a year ago," Leatherdale said.

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Fourth-quarter results
----------------------

     For the fourth quarter of 1996, operating earnings from continuing operations were $107.2 million, or $1.18 per share, compared with operating earnings of $124.3 million, or $1.34 per share, for the fourth quarter of 1995.

     Net income for the fourth quarter of 1996 was $62.3 million, or $0.69 per share, compared with net income of $155.2 million, or $1.67 per share, for the fourth quarter of 1995. Net income for the fourth quarter of 1996 included after-tax realized investment gains of $56.2 million, or $0.61 per share, compared with $30.7 million, or $0.33 per share, in 1995. Net income for the fourth quarter also included an after-tax loss of $101.1 million, or ($1.10) per share, from discontinued operations, compared with earnings of $232,000 in 1995.

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                   THE ST. PAUL COMPANIES
                  CONSOLIDATED 1996 RESULTS

                                           1996               1995
                                           ----               ----

Revenues                               $5,734,156,000    $5,056,199,000

Pretax Operating Earnings
   Underwriting                          $477,535,000      $577,509,000
   Investment banking-asset management     91,697,000        88,197,000
   Parent and Other                       (88,621,000)      (80,953,000)
                                       --------------    --------------
   Total Pretax Operating Earnings        480,611,000       584,753,000
Income Tax Expense                         65,856,000       103,262,000
                                       --------------    --------------
Operating Earnings from
  Continuing Operations                  $414,755,000      $481,491,000
   Per Common Share (Fully Diluted)             $4.55             $5.25

Realized Investment Gains,
   Net of Taxes                          $143,103,000       $56,357,000
     Per Common Share (Fully Diluted)           $1.55             $0.61

Discontinued Operations,
   Net of Taxes                         ($107,759,000)     ($16,639,000)
     Per Common Share (Fully Diluted)          ($1.17)           ($0.18)

Net Income                               $450,099,000      $521,209,000
     Per Common Share (Fully Diluted)           $4.93             $5.68

Common Shareholders' Equity            $3,987,757,000    $3,719,249,000
     Per Common Share                          $47.93            $44.29

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                   THE ST. PAUL COMPANIES
             CONSOLIDATED FOURTH-QUARTER RESULTS

                                              1996            1995
                                              ----            ----


Revenues                               $1,563,633,000    $1,348,910,000

Pretax Operating Earnings
   Underwriting                          $148,593,000      $133,918,000
   Investment banking-asset management     25,179,000        27,095,000
   Parent and Other                       (26,566,000)      (21,442,000)
                                       --------------    --------------
   Total Pretax Operating Earnings        147,206,000       139,571,000
Income Tax Expense                         40,037,000        15,224,000
                                       --------------    --------------
Operating Earnings from
  Continuing Operations                  $107,169,000      $124,347,000
   Per Common Share (Fully Diluted)             $1.18             $1.34
Realized Investment Gains,
   Net of Taxes                           $56,160,000       $30,668,000
     Per Common Share (Fully Diluted)           $0.61             $0.33

Discontinued Operations,
   Net of Taxes                         ($101,038,000)          232,000
     Per Common Share (Fully Diluted)          ($1.10)                -

Net Income                                $62,291,000      $155,247,000
     Per Common Share (Fully Diluted)           $0.69             $1.67

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                   THE ST. PAUL COMPANIES
            TWELVE-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Twelve months ended Dec. 31        1996            1995
---------------------------        ----            ----

Written premiums           $4,396,122,000   $4,243,213,000

Net investment income        $794,901,000     $731,096,000

Combined ratio                      105.5            101.8



                   THE ST. PAUL COMPANIES
           FOURTH-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended Dec. 31         1996            1995
--------------------------         ----            ----

Written premiums           $1,136,615,000   $1,074,096,000

Net investment income        $210,265,000     $188,023,000

Combined ratio                      105.2            103.3


     The St. Paul Companies, headquartered in Saint Paul,
Minn. is a group of companies providing property-liability insurance products and services throughout the world.